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                                                                    EXHIBIT 10.3

     AGREEMENT BETWEEN IVAX DIAGNOSTICS, INC. AND SIGMA DIAGNOSTICS

     This Distributorship Agreement (hereinafter the "Agreement") is between IVAX DIAGNOSTICS, Inc., a corporation existing under the laws of Florida, (together with its affiliates Delta Biologicals, Diamedix Corporation, and Immunovision, Inc., hereinafter referred to as "IVAX Diagnostics"),and SIGMA DIAGNOSTICS, Inc. (hereinafter "SIGMA"), a corporation existing under the laws of Missouri.

     WHEREAS, IVAX DIAGNOSTICS desires to sell and/or market its products and SIGMA desires to purchase certain of IVAX DIAGNOSTICS's products for resale to customers; and

     WHEREAS, the parties desire to enter into an agreement setting forth the terms of their relationship;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

1. Products. The product(s) of IVAX DIAGNOSTICS covered by this Agreement are set forth on Exhibit A attached hereto (hereinafter the "Product(s)"). For avoidance of doubt, "Product" or "Products" means only products purchased from IVAX DIAGNOSTICS, and marketed under a trademark or trade name of SIGMA. IVAX DIAGNOSTICS reserves the right to discontinue or modify the Products from time to time, and shall, to the extent practicable, give SIGMA at least six (6) months prior written notice before discontinuation or making changes to Product hardware and software that would have an impact on any of IVAX DIAGNOSTICS product verifications or validations, or changes in raw materials that would alter the operating principle of the Products or other changes that could impact product labeling or promotional literature; provided, however, that IVAX DIAGNOSTICS shall be required to provide SIGMA with only reasonable advance notice where such discontinuance or modification is required to comply with any applicable legal or regulatory requirement or the unanticipated modification or unavailability of raw material. Additional products may be added to Exhibit A by mutual consent of the Parties.

2.   Appointment and Acceptance.

     (a) IVAX DIAGNOSTICS hereby appoints SIGMA as their distributor of the Product(s) and grants SIGMA the right and license to import, use, possess, market, sell and distribute the Product(s) in the United States and outside the United States (the "Territory") and the right to extend to Affiliates, sub-distributors and purchasers rights of the same scope as granted herein

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          to use, possess, market, sell and distribute Product(s) in the
          Territory subject to the provisions of Section 23 hereof.


     (b) IVAX DIAGNOSTICS reserves the unlimited right to sell directly and through distributors (but specifically excluding distributors that manufacture or have manufactured ELISA kits in significant quantities in the Territory) products similar to the Product, under its own trademark or trade name.

          IVAX DIAGNOSTICS reserves the unlimited right to sell a product similar to the Product to Sanofi Diagnostics Pasteur, under any trade name.

3.   Term and Renewal.

     (a) The term of this Agreement shall be for a period of three (3) years, becoming effective on May 1, 1999 (the "Inital Term"), and shall automatically renew- for additional and successive terms of one (1) year unless either party provides written notice of non-renewal at least ninety (90) days prior to the close of the Initial Term or of any anniversary date thereafter.

     (b) The Agreement between the parties dated May 13, 1998 (the "Prior Agreement"), and each section thereof, is hereby terminated, and shall be of no further force or effect as of the after the effective date of this Agreement, except that products purchased by SIGMA under the Prior Agreement shall be subject to the provisions of this Agreement.

4.   Terms of Sale.

     (a)  The price for the Products is outlined in Exhibit A.

          The parties acknowledge that, in certain situations, SIGMA will face substantial competition in marketing the Products. In these highly competitive situations, IVAX DIAGNOSTICS will discuss with SIGMA the possibility of reducing the Purchase Price so that SIGMA is able to resell the Products at competitive prices.

     (b) SIGMA shall be required to purchase a minimum of 550 Products in the Territory during the Initial Term as per the minimum obligation outlined in Exhibit A. Any outstanding orders placed by Sigma and any previous orders shall not be counted toward the 550 unit minimum. Minimum purchase after the Initial Term shall be mutually agreed upon between the parties in good faith.

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     (c)  Payment terms are net forty-five (45) days from date of invoice.

     (d) Title and risk of loss shall pass to SIGMA upon release of Products for shipment by IVAX DIAGNOSTICS to the designated carrier. All freight, applicable insurance charges, taxes, duties and similar charges shall be the responsibility of SIGMA. IVAX DIAGNOSTICS will be responsible for contracting freight services, in accordance with
          Section 8(a) of this Agreement, for which SIGMA will be billed on a shipment by shipment basis. Products are subject to acceptance by SIGMA upon receipt in accordance with Section 13.

5. Reciprocal Termination Rights. Either IVAX DIAGNOSTICS or SIGMA may terminate this Agreement for cause immediately by written notice upon the occurrence of any of the following events:

     (a) If the other ceases to do business or otherwise terminates its business operations;

     (b) If the other shall fail to promptly secure or renew any license, registration, permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty (30) days;

     (c) If the other breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach;

     (d) If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed with sixty (60) days) ; or

     (e) If a material representation of the other becomes false or misleading and the other party fails to render such representation true in all material respects within sixty (60) days of written notice describing the false or misleading representation.

6. Rights Upon Termination. Any termination or expiration of 'the Agreement shall not release IVAX DIAGNOSTICS or SIGMA from paying any amount that may then be owed from any obligation at the date of termination hereunder. Each party understands that the rights of termination hereunder are

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     absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement in accordance with the terms hereof whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected; all other remedies will remain available.

     (a) Orders. IVAX DIAGNOSTICS agrees that during the period between the notice.of termination and the effective date thereof, it will honor SIGMA's orders for Products.

     (b) Returns or Exchanges. IVAX DIAGNOSTICS shall be obligated to accept for return any new Products in SIGMA's possession at the time of termination, for full credit of the original purchase price, provided however, that IVAX DIAGNOSTICS shall not be under such obligation if the Agreement is not renewed by either party or such termination was not caused by a default by IVAX DIAGNOSTICS, or if the Agreement is terminated by IVAX DIAGNOSTICS as a result of a default by SIGMA.

     (c) Furnishing of spare parts. Notwithstanding termination of this Agreement, following such termination IVAX DIAGNOSTICS agrees to continue to provide after sales service in Italy and spare parts to SIGMA for SIGMA's customers, at the prices on IVAX DIAGNOSTICS price list attached as Exhibit F hereto.

7.   SIGMA's Duties. SIGMA shall:

     (a) use reasonable commercial efforts to advertise and promote the sale of the Products in a commercially ethical manner, instructing its sales people to refrain from disparaging remarks about the competitive products of IVAX DIAGNOSTICS

     (b) place a firm order six (6) weeks before expected delivery in quantities of five (5) or more. All purchase orders and invoices for Products are subject to the terms and conditions of this Agreement, which terms and conditions shall supersede any and all terms and conditions on SIGMA'S order form in effect from time to time.

     (c) obtain advance written authorization from IVAX DIAGNOSTICS prior to returning any of the Products.

     (d) maintain properly trained sales force of adequate size to represent and promote the sales of the Products and

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          provide instructions to customers in the use of the Products. SIGMA shall be responsible for developing its own marketing plan and system for distributing the Products.

     (e) carry in stock an inventory of Products sufficient to meet the needs of SIGMA's customers in the Territory.

     (f) apply for and obtain all necessary licenses, permits and other authorizations required by local law or regulation in relation to the promotion, marketing, distribution and supply of the Products in any jurisdiction in which SIGMA sells the Products.

     (g) maintain separate and detailed accurate and complete records of all transactions in respect of the Products, including, but not limited to, such records as identify all customer purchases by Product and serial and/or lot number, and possess the capability to notify all purchasers in the event of a Product recall or corrective action.

     (h) make no contracts or commitments on behalf of IVAX DIAGNOSTICS or make any promises or representations or give any warranties or guarantees with respect to the Products on behalf of IVAX DIAGNOSTICS.

     (i) comply with all laws and regulations and requirements applicable to a seller of in-vitro diagnostics products, and with all laws and regulations and requirements of governmental agencies having jurisdiction within the Territory.

     (j) offer to IVAX DIAGNOSTICS the exclusive right to develop reagents for use on the Products marketed by SIGMA that are not developed by SIGMA's primary developer, Zeus Scientific, Inc.; negotiate with IVAX DIAGNOSTICS in good faith for a period not to exceed thirty (30) days the terms and conditions of an agreement regarding such reagents before it offers such rights to any party other than Zeus Scientific, Inc.; and not grant such rights to any party other than Zeus Scientific on terms that are more favorable than the terms offered to IVAX DIAGNOSTICS.

8.   IVAX DIAGNOSTICS Duties. IVAX DIAGNOSTICS shall:,

     (a) make reasonable efforts, in good faith, to ship SIGMA's orders for Products within six (6) weeks from date of order receipt, at the prices set forth in Section 4(a). SIGMA shall specify the method of shipment and insurance and IVAX DIAGNOSTICS shall make reasonable efforts, in good faith, to comply with such

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          specifications. If no such specification is made, or if the specification cannot be reasonably complied with after notice to SIGMA and an opportunity to resolve the issues surrounding IVAX DIAGNOSTICS alleged inability to comply, IVAX DIAGNOSTICS may select a reasonable manner of shipment and insurance.

     (b) comply with all laws and regulations and requirements applicable to IVAX DIAGNOSTICS as a manufacturer of invitro diagnostic products, including obtaining the CE mark for the Products and IS09002 registration, to the extent they are required.

     (c) except as authorized in writing by SIGMA; refrain absolutely from using the trademark or trade name and logo of SIGMA in connection with the marketing, distribution and sale of any Product.

     (d) provide reasonable technical assistance to SIGMA'S personnel necessary for the marketing of the Products.

     (e) at IVAX DIAGNOSTIC's expense, provide SIGMA with one copy of the operator's manuals relating to the Product's use, and with such amendments thereto as subsequently become available. SIGMA shall have the right to make copies as needed.

     (f) provide necessary documentation to assist SIGMA in meeting requirements to register Products in the Territory and comply with all laws and regulations, and requirements applicable to SIGMA as a distributor of in-vitro diagnostics products, and where possible, allow SIGMA to reference prior registrations by IVAX DIAGNOSTICS.

     (g) provide SIGMA with copies of the 510(k) premarket notifications submitted for the Products if applicable, copies of current operators manuals for the Products, copies of documents describing specifications for the Products, and copies of all current and future correspondence with the FDA pertaining to the Products. IVAX DIAGNOSTICS will comply with the FDA's current GMP regulations in the manufacture of all Products. If needed to comply with any change in the law or FDA's GMP regulations or policies, Sigma shall be given the right to inspect IVAX DIAGNOSTICS manufacturing o; facilities for the Products and GMP records pertaining U) to the manufacture of the Products. If any action should be taken by the FDA to restrict or prevent the distribution of any of the Product for more than sixty
          (60) days, and such restriction is not due to any act or omission of SIGMA, then upon notice to IVAX DIAGNOSTICS, SIGMA shall have the right to terminate

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          this Agreement as to such Product. In such event, IVAX DIAGNOSTICS shall replace any affected inventory of Products under this section or refund to SIGMA the purchase price it paid to IVAX DIAGNOSTICS for such inventory if IVAX DIAGNOSTICS is unable to replace the Products with comparable inventory. In addition, IVAX DIAGNOSTICS shall replace or repurchase any affected inventory of Product, which SIGMA replaces or repurchases from SIGMA's customers, at the price SIGMA paid IVAX DIAGNOSTICS for such inventory.

     (h) comply with the Federal Food, Drug, and Cosmetic Act. The Products comprising each shipment or other delivery hereafter made by IVAX DIAGNOSTICS to, or on the order of, SIGMA, as of the date of such shipment or delivery, shall be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act.

     (i) perform any necessary task to insure the Product complies with any changes or redefinition!s of standardization required by domestic and international scientific bodies covering minimum performance gu idelines, which are economically feasible; provided that IVAX DIAGNOSTICS shall be entitled to adjust the purchase price of any Product affected by any such change to the extent of IVAX DIAGNOSTICS actual cost. If IVAX-DIAGNOSTICS determines that the required change is not economically feasible, SIGMA shall have the right to pay the cost of such change and IVAX DIAGNOSTICS agrees to make such changes exclusively for Sigma.

     (j) maintain sufficient inventories of spare parts for each Product in such quantities as is reasonably expected to be necessary or appropriate to handle the maintenance and repair claims of SIGMA's customers during the term hereof.

     (k) offer its products, which are competitive to the Products in a commercially ethical manner, instructing its sales people (i) not to disclose to customers that IVAX DIAGNOSTICS manufactures the Products for SIGMA and (ii) to refrain from disparaging remarks about the Products.

     (1) provide SIGMA with open channel improvements and throughput improvements similar to those IVAX DIAGNOSTICS may develop and implement for its own purposes during the term of this Agreement.

     (m) during the term of this Agreement use its best efforts to modify the Product as required to maintain the

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          Product's competitiveness in the market place as SIGMA and IVAX
          DIAGNOSTICS shall mutually agree upon in good faith. If such modifications are to be made to the instrument purchased by SIGMA only, and are not used to modify the units that are sold by IVAX DIAGNOSTICS or Sanofi, then SIGMA shall be responsible for the cost associated with such modifications.

9. Software updates and modifications. Updates and modifications made to the Product's software by IVAX DIAGNOSTICS shall be provided to SIGMA free of charge, whether or not such updates or modifications were requested by SIGMA. Software modifications requested by SIGMA to allow additional SIGMA products applications to operate on the Product shall be for the account of SIGMA. IVAX DIAGNOSTICS shall invoice SIGMA at its cost, and shall use its reasonable efforts to minimize the cost. IVAX DIAGNOSTICS shall be responsible for validation of all software updates and modifications, and shall provide a sufficient quantity of the updates and modification necessary to replace the software in every unit ever purchased by SIGMA.

10.  After sales service.

     (a) SIGMA shall provide all labor, transportation and related expenses for after sales warranty service for the maintenance and repair of the Products worldwide, PxcPnt for Ttaly, which shall be the responsibility of IVAX DIAGNOSTICS and shall be performed by IVAX DIAGNOSTICS in accordance with the Service Plan as outlined in Exhibit E attached hereto. Warranty services shall include servicing all warranty claims and making necessary adjustments, including preventative maintenance from time to time as may be necessary to insure proper and efficient operation. IVAX DIAGNOSTICS shall provide replacement parts for all Products worldwide during any warranty period free of charge to SIGMA. Such replacement parts shall be tracked according to the serial number of the Products in which the parts are installed, and IVAX DIAGNOSTICS shall be provided a copy of the service report documenting such part replacement. All parts, which are removed from the Products and replaced under warranty, shall be returned at IVAX DIAGNOSTIC'S expense to IVAX DIAGNOSTICS and become the property of IVAX DIAGNOSTICS. After the warranty period, IVAX DIAGNOSTICS will charge SIGMA for replacement parts at the prices as outlined in the Exhibit F.

     (b) It is expressly understood that from the effective date of this Agreement until a date not later than September 30, 1999 (the "Transition Period"), IVAX DIAGNOSTICS

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          agrees to the following:

          (1) SIGMA and IVAX DIAGNOSTICS will work together to provide service as required during the Transition Period. Each party will pay their related expenses during the transition period.

          (2) During the Transition Period, IVAX DIAGNOSTICS will train SIGMA service personnel at SIGMA's facilities in St. Louis, MO and Munich, Germany. There will need to be two or more courses held in St. Louis. SIGMA shall pay all travel expense associated with such training, which shall take approximately two (2) weeks per course.

     (c) During the term of this Agreement IVAX DIAGNOSTICS will provide service assistance and/or training as reasonably requested by SIGMA. SIGMA shall pay all reasonable travel expenses associated-with such assistance and/or training. IVAX DIAGNOSTICS shall staff a technical service hotline (the "Product Service Hotline") for SIGMA 24 hours per day 7 days per week during the Transition Period. Thereafter; IVAX DIAGNOSTICS shall operate the Product Service Hotline during normal business hours. (9am-6pm Monday through Friday except Holidays) SIGMA shall instruct its customers to direct any Product inquiries to SIGMA. The Products Service Hotline is available to provide technical assistance back up to SIGMA's EIA technical support.

     (d) During the term of this Agreement, SIGMA will monitor reliability and durability of the Product. Issues identified as causing excess field service will be investigated and resolved by IVAX DIAGNOSTICS at IVAX DIAGNOSTIC's expense.

11. Demonstrations, Installations and Customer Training. SIGMA shall be responsible for all installations, customer training and infield Product demonstrations, except that IVAX Diagnostics will. continue to do.installation at their expense during the transition period as requested by SIGMA. Installation and customer training services shall include giving operating and maintenance instructions, installing Products (other than spare and replacement parts), performing all service necessary at the time of delivery and making installation inspection and necessary adjustments at the time of delivery to ensure proper and efficient operation.

12. Future Product Development. The Parties agree to collaborate with each other, in preference to collaborations with other parties, in any future development of new

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     Products in the Enzyme Immunoassay ("EIA") instrumentation field on the following terms.

     (a) SIGMA shall inform IVAX DIAGNOSTICS in writing whether or not SIGMA wants to implement a new product idea offered by IVAX DIAGNOSTICS within three (3) months after the date SIGMA receives a written concept of the new product idea. If SIGMA wants to implement a new product idea presented by IVAX DIAGNOSTICS, the parties will negotiate in good faith to agree on the terms of developing and distributing such new product. If IVAX DIAGNOSTICS does not receive such written notice from SIGMA, or if the parties are unable to reach agreement on the terms of a development and distribution agreement under similar terms and conditions of this Agreement within three (3) months after SIGMA gives notice of its interest, IVAX DIAGNOSTICS shall be free to develop and distribute this new product, either on its own or in a collaboration with another party. However, such research and development shall not negatively affect IVAX DIAGNOSTICS' performance under this Agreement.

     (b) IVAX DIAGNOSTICS shall inform SIGMA in writing whether or not IVAX DIAGNOSTICS wants to implement a new product idea offered by SIGMA within three (3) months after the date IVAX DIAGNOSTICS received a written concept of the new product idea. If IVAX DIAGNOSTICS does not receive such written notice from SIGMA, or if the parties are unable to reach agreement on the terms of a development and distribution agreement under similar terms and conditions of this Agreement, within three (3) months after SIGMA gives notice of its interest, IVAX DIAGNOSTICS shall be free to develop and distribute this new product, either on its own or in collaboration with another party. However, such research and development shall not negatively affect SIGMA's performance under this Agreement.

13.  Performance Standards.

     (a) Quality Specifications and Characteristics. IVAX DIAGNOSTICS shall deliver to SIGMA Products having the quality specifications agreed upon by the parties as set forth in Exhibit B ("Quality Specifications"). [These Quality Specifications and Characteristics may be modified from time to time to meet the future requirements of the parties. In such cases, the parties agree to negotiate in good faith to find a solution that can be mutually agreed to by the parties]

     (b) Certificates of Analysis. Concurrent with shipment, IVAX DIAGNOSTICS shall fax to SIGMA Certificates of

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          Analysis, in the form set forth in Exhibit B, for each Product and each accessory kit sold to SIGMA, confirming that the Product and accessory kit meets the Quality Specifications.

     (c) Product Acceptance. SIGMA shall accept the Products based on the Certificate of Analysis delivered by IVAX DIAGNOSTICS. Should at anytime during the warranty period or service contract term if covered by a valid service contract the Product fails to meet the Quality Specifications, and SIGMA service is unable to get the product to meet the quality specifications, SIGMA shall notify IVAX DIAGNOSTICS hereof and immediately thereafter provide IVAX DIAGNOSTICS with the problems associated with the Product. IVAX DIAGNOSTICS shall have 20 days after receipt of SIGMA's notice within which to accept or reject SIGMA's claims. If, following a review of the problems and after conducting its own tests, IVAX DIAGNOSTICS agrees that such Product does not conform to the Quality Specifications, IVAX DIAGNOSTICS shall provide SIGMA, free of any additional charge, with new deliveries of the same quantity of the Products affected or items necessary to make the Product acceptable to Sigma, or, in IVAX DIAGNOSTICS discretion and at its cost, IVAX DIAGNOSTICS may promptly reprocess the nonconforming Products to meet the Quality Specifications. In either event, SIGMA shall return, at IVAX DIAGNOSTIC's expense, the particular lot or shipment of the Product, which does not comply with the Quality Specifications if requested to do so by IVAX DIAGNOSTICS. Any dispute arising under this Section 13(c) shall be resolved by arbitration as outlined in Section 25.

14. Product Recall

     (a) IVAX DIAGNOSTICS shall maintain an appropriate record of all claims made or to be made regarding the Products performance.

     (b) Each party shall keep the other informed of any.formal action relating to any specific lot of Product sold to SIGMA hereunder by any regulatory agency of any state, national government, or government agency having jurisdiction.

     (c) Should any governmental or corporate action require a medical device reportable (MDR) event, a medical device vigilance system report
          (MDVS), a recall or field corrections, or withholding from market of Product sold by IVAX DIAGNOSTICS to SIGMA, SIGMA shall bear the reasonable, direct costs and expenses of the MDR, MDVS, recall or field correction if such action is the result

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          of any fault or omission attributable to SIGMA. IVAX DIAGNOSTICS shall bear the reasonable, direct costs and expenses of the MDR, MDVS, recall or field correction and the actual costs of replacing the Products if such action is the result of any fault or omission attributable to IVAX DIAGNOSTICS. Should such MDR, MDVS, recall or field correction result from the fault of both parties, the parties shall share the costs of Products and the actual cost of replacing the Products in proportion to their respective degree of fault.

15.  Product Complaints

     (a) Should either party experience any quality problem of any specific lot(s) of Product supplied to SIGMA by IVAX DIAGNOSTICS, such party will notify the other in writing by facsimile prior to the initiation of a MDR, MDVS, field correction or recall and the parties shall consult with each other regarding the proper course of action, provided that each party retains the right to correct quality problems, as it deems appropriate, with or without the concurrence of the other. All information about Product complaints shall be considered "Confidential Information" under the terms of this Agreement.

     (b) Either party shall immediately notify the other party in writing should it become aware of any defect or condition that renders any lot(s) of Product supplied by IVAX DIAGNOSTICS to SIGMA in violation of the United States Food, Drug and Cosmetic Act, or of a similar law of any jurisdiction or country where the Product is sold. The parties shall share with each other all data on confirmed lot specific Product complaints including, but not limited to, complaints or information regarding performance and/or allegations or reports of any negative effect from the use or misuse of such affected lot of Products as soon as such data is available. Each party will provide reasonable assistance to the other in resolving customer complaints to the extent the complaint arises out of any fault or omission of the party whose assistance is requested. However, SIGMA shall have sole responsibility and authority to interact directly with SIGMA's customers in the resolution of such complaints and IVAX DIAGNOSTICS agrees that it will only interact with SIGMA in such matters.

     (c) IVAX DIAGNOSTICS shall evaluate and investigate all customer complaints in connection with the Products which may be brought to its attention, in writing, by SIGMA; provided such complaints have been confirmed by SIGMA using the same standards for confirmation which

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          SIGMA's uses for products other than the IVAX DIAGNOSTICS Products and which are believed in good faith by SIGMA to arise out of a fault or omission attributable to IVAX DIAGNOSTICS. Within twenty (20) calendar days following receipt from SIGMA of the original notification of each such complaint, IVAX DIAGNOSTICS agrees to provide SIGMA with a written interim or final complaint investigation report. All such Product complaints reported to IVAX DIAGNOSTICS by SIGMA shall be reviewed monthly by IVAX DIAGNOSTICS until closure, and a summary report thereof will be provided by IVAX DIAGNOSTICS to SIGMA.

     (d) IVAX DIAGNOSTICS will report to SIGMA all data and/or information pertaining to adverse reports on any lot of Product supplied by IVAX DIAGNOSTICS for distribution by SIGMA, which would have a materially adverse impact on performance of the Products.

16.  Warranties.

     (a) IVAX DIAGNOSTICS warrants that the Products which are the subject of existing 510(k) premarket notifications have not been significantly changed or modified in design, components, method of manufacture or intended use from the Products as described in those 510 (k) premarket notifications, and will notify Sigma in advance of any changes in accordance with Section 1.

     (b) Limited Warranty. The Products are subject to warranties in favor of SIGMA and to disclaimers of warranties and liability for damages consequential or otherwise, as provided in IVAX DIAGNOSTICS Limited Warranty, as it may be modified by IVAX DIAGNOSTICS from time to time (the "IVAX DIAGNOSTICS Limited Warranty"). A copy of IVAX DIAGNOSTICS Limited Warranty in effect as of the date hereof is attached in Exhibit C. Such warranty shall run for the applicable time period ("Warranty Period") specified in IVAX DIAGNOSTICS Limited Warranty, as it may be modified from time to time. With respect to any Product that is delivered to a customer of SIGMA's in a new and unused condition, the Warranty Period shall begin at the time of the installation of the Product at such customer's facility. With respect to any Product SIGMA removes from its inventory and uses for any reason and is ultimately sold to a customer of SIGMA, (i) the Warranty Period shall begin on the date SIGMA first installs the Product and, (ii) SIGMA shall promptly notify IVAX DIAGNOSTICS of the Product's installation.
          In no event will the warranty period exceed eighteen (18) months from the date of shipment from IVAX DIAGNOSTICS. For purposes of clarification, IVAX

          DIAGNOSTICS will not make, and shall not be deemed to make, any representation or warranty to any of SIGMA's customers, it being acknowledged and agreed by SIGMA that the representations and warranties of IVAX DIAGNOSTICS herein are for the sole benefit of SIGMA. SIGMA shall not represent to any of its customers that IVAX DIAGNOSTICS is making any representation or warranty to such customers, and any representation or warranty made by SIGMA to any of its customers shall not obligate IVAX DIAGNOSTICS in any way, and SIGMA shall indemnify and hold IVAX DIAGNOSTICS harmless against any claim, damage or expense, including without limitation reasonable attorneys' fees, incurred by IVAX DIAGNOSTICS as a result of any unauthorized representation or warranty made by SIGMA.

     (c) IVAX DIAGNOSTICS warrants that all Products manufactured and supplied under this Agreement shall at the time of shipment meet the Quality Specifications of IVAX DIAGNOSTICS. IVAX DIAGNOSTICS further warrants that prior to shipment to SIGMA, all of its standard tests and quality control procedures have been carried out in relation to each lot of the Products with satisfactory results. The limited warranty to SIGMA set forth in this Agreement shall control over any warranty provisions which may be set forth in SIGMA's Product literature and SIGMA shall hold IVAX DIAGNOSTICS harmless from any and all damages and expenses which IVAX DIAGNOSTICS may incur as a result of unauthorized SIGMA warranties or representations. IVAX DIAGNOSTICS MAKES NO WARRANTY EXPRESSED OR IMPLIED WITH RESPECT TO THE PRODUCTS BEYOND THAT WHICH IS SET FORTH IN THIS AGREEMENT INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

     (d) Upon its verification of any claim of defect or nonconformity of any unit of the Product arising out of a fault or omission attributable to IVAX DIAGNOSTICS, during the term of this Agreement, IVAX DIAGNOSTICS will provide SIGMA with a replacement unit to the extent necessary to honor IVAX DIAGNOSTICs warranties contained in Section 13(a) hereof, or make good any shortages or non-completed deliveries and shall pay all associated freight and insurance associated therewith.

     (e) IVAX DIAGNOSTICS liability under any legal or equitable theory to SIGMA with respect to the Products and/or the relationship described in this Agreement shall be limited to the replacement of the unit, or if impractical, return of the purchase price paid by SIGMA for such unit.

     (f) As of the date hereof, IVAX DIAGNOSTICS warrants that it has no knowledge that the manufacture, use or sale of all or any of the Products under this Agreement, nor any method of using such Products infringes on any patent or other intellectual property right of a third party, and IVAX DIAGNOSTICS has not received any notification from any third party alleging that the manufacture, use or sale of any such Product does or would infringe any patent or other intellectual property.

17. Packaging and Intellectual Property. IVAX DIAGNOSTICS shall be responsible for packaging and labeling the Products. SIGMA will distribute the Products only with all appropriate labeling, packaging, and Product literature and only under SIGMA's applicable trademarks and trade names and not with IVAX DIAGNOSTIC's trademarks or trade names. SIGMA recognizes IVAX DIAGNOSTICS right, title and interest in its patents, trademarks, trade names and copyrights, trade secrets and proprietary information in connection with the Products, and SIGMA shall not claim any ownership right thereto inconsistent with this Agreement, or dispute the validity thereof. In the event any third party shall contest IVAX DIAGNOSTICS rights to its patents, trademarks, trade names or copyrights, trade secrets or propriety rights, SIGMA shall, at IVAX DIAGNOSTICS sole expense, render reasonable assistance to IVAX DIAGNOSTICS in defending such claims. In the event that any third party shall contest the validity of any trademark or trade name of SIGMA used on or in relation to a Product, SIGMA will, at its own expense, defend and indemnify IVAX DIAGNOSTICS against any claim brought by such third party and will reimburse IVAX DIAGNOSTICS for all reasonable expenses incident to the adoption and implementation of a new SIGMA trademark or trade name for the Products.

18. Compliance With Other Agreements. Each party represents and warrants that the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder will not, with or without the giving of notice or the passage of time, violate any judgement, writ, injunction or order of any court, arbitration or governmental agency or conflict with, result in the breach of any provisions of, or the termination of, or constitute a default under, any agreement to which IVAX DIAGNOSTICS or SIGMA is a party or by which it is or may be bound.

19.  Indemnity.

     (a) Except as limited by the remainder of this paragraph, IVAX DIAGNOSTICS hereby agrees to indemnify SIGMA against claims of third parties for injuries to their persons arising from the use of Products supplied by IVAX DIAGNOSTICS to SIGMA hereunder. This indemnity shall not apply to, and IVAX DIAGNOSTICS shall not be liable for, claims for injuries caused by or arising from:

          (1) any act or failure to act on the part of SIGMA, its employees, representatives, agents, subdistributors or affiliates in packaging, handling, storing, promoting or otherwise distributing such Products; or

          (2) any representation or warranty concerning the Products made by or on behalf of SIGMA and not specifically authorized by IVAX DIAGNOSTICS; or

          (3) claims where the use of the Products by any customer was not in accordance with the use prescribed by IVAX DIAGNOSTICS; or

          (4) SIGMA'S failure to disseminate to purchasers or end-users any Product Information which IVAX DIAGNOSTICS has made available to SIGMA; or

          (5) claims where IVAX DIAGNOSTICS has not been notified in writing within thirty (30) days of SIGMA's first notice of the claim; or

          (6) claims where SIGMA fails to furnish evidence in its possession or fails to fully cooperate with IVAX DIAGNOSTICS in preparing the defense; or

          (7) claims where IVAX DIAGNOSTICS is not given the option to assume the sole defense of the claim at IVAX DIAGNOSTIC'S expense.

     (b) Except as limited by the remainder of this paragraph, SIGMA hereby agrees to indemnify IVAX DIAGNOSTICS against claims of third parties arising from the use of Products supplied by IVAX DIAGNOSTICS to SIGMA hereunder. This indemnity shall not apply to, and SIGMA shall not be liable for, claims caused by or arising from:

          (1) any act or failure to act on the part of IVAX DIAGNOSTICS, its employees, representatives, agents or affiliates in manufacturing, testing, packaging, labeling, handling or storing such Products; or

          (2) the breach of any representation or warranty concerning the Products made by or on behalf of IVAX DIAGNOSTICS; or

          (3) claims where SIGMA has not been notified in writing within thirty (30) days of IVAX DIAGNOSTICS' first notice of the claim; or

          (4) claims where IVAX DIAGNOSTICS fails to furnish evidence in its possession or fails to fully cooperate with SIGMA in preparing the defense or

          (5) claims where SIGMA is not given the option to assume the sole defense of the claim at SIGMA's expense.

     (c) IVAX DIAGNOSTICS shall indemnify SIGMA from any claims of.patent infringement relating to a Product subject to this Agreement provided SIGMA gives IVAX DIAGNOSTICS notice within thirty (30) days of SIGMA's first notice of the claim, and permits IVAX DIAGNOSTICS to assume the sole defense of the claim at IVAX DIAGNOSTICS expense; provided, however, that the claim is not based on (i) the sale or use of any Product in combination with any other product which is not specifically authorized by IVAX DIAGNOSTICS; (ii) the application of any Product in any manner not specifically authorized by IVAX DIAGNOSTICS.

     (d) SIGMA shall indemnify IVAX DIAGNOSTICS from any claims of trademark infringement relating to a Product subject to this Agreement, provided IVAX DIAGNOSTICS gives SIGMA notice within thirty (30) days of IVAX DIAGNOSTICS' first notice of the claim, and permits SIGMA to assume the sole defense of the claim at SIGMA'S expense; and provided that the claim is based on the use of a SIGMA trademark or trade name.

     (e) Not withstanding anything above to the contrary, in the event of a 3rd party claim arising out of this Agreement, in which neither IVAX DIAGNOSTICS or SIGMA is in breach of this Agreement or is negligent, each party shall pay its respective legal expenses and damages caused by such claim.

20. Force Majeure. Neither party shall be responsible for any failure to perform due to causes beyond its control. These causes shall include, but not be limited to, fire, storm, flood, earthquake, explosion, wars, riots, civil disorder, sabotage; quarantine restrictions, labor disputes, labor shortages, transportation embargoes, or failure or delays or disruption in manufacturing process, curtailment of or failure in obtaining fuel or electrical power, or the acts of any governmental authority, or instrumentality's, orders of any court or tribunal whether foreign or domestic, exchange restrictions, acts of God, acts of the Federal Government or any agency thereof, acts of any state or local government or agency thereof, or shortage of materials or any similar or dissimilar occurrence beyond the reasonable control of the party which is prevented, interrupted or delayed in the performance of its obligations hereunder. In no event shall IVAX DIAGNOSTICS be under any obligations to purchase Products or similar products from any third party in order to supply same to SIGMA hereunder. Any force majeure event shall not excuse performance by the party but shall delay performance, unless such force majeure continues for a period in excess of one hundred thirty five(135) days. In such event, the party seeking performance, as its sole and exclusive remedy, many cancel its obligations under this Agreement.

21. Insurance. IVAX DIAGNOSTICS and SIGMA shall keep in force during the term of this Agreement product liability insurance, in such amounts as may be customary for like sized businesses undertaking like responsibilities to those contemplated by this Agreement. SIGMA and IVAX DIAGNOSTICS shall submit a certificate of insurance to the other evidencing such coverage upon written request therefor.

22.  Confidentiality.

     (a) Confidentiality Defined. For the purposes of this Agreement, the term "Confidential Information" shall be any information relating to the Products, including information embodying concepts, ideas, techniques, proprietary information,- know-how, formulations, market data, customer lists, product specifications and accounting data which is disclosed by one party hereto to the other.

     (b) Non-Disclosure. During the period that this Agreement remains in effect and for a period of three (3) years following termination hereof, each party (except as is explicitly otherwise required hereby) shall keep confidential, shall not use for itself or for the benefit of others and shall not copy or allow to be copied in whole or in part any Confidential Information disclosed to such party by the other. The obligation of confidentiality imposed upon the parties by the foregoing paragraph shall not apply with respect to any alleged Confidential Information which:

          (1) is known to the recipient thereof, as evidenced by said recipient's written records, prior to receipt thereof from the other party hereto;

          (2) is disclosed to said recipient after the date hereof by the third party who has the right to make such disclosures and who does not violate any confidentiality agreement with the affected party hereto;

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

          (3) is or becomes a part of the public domain through no fault of the said recipient; or

          (4) is required by law or judicial or administrative process to be disclosed.

     (c) IVAX DIAGNOSTICS and SIGMA shall agree to keep confidential and not disclose to third parties, the contents of this Agreement except as required by law or stock exchange rules, in which case the party required to disclose confidential information shall provide the other party with as much notice as is practicable.

     (d) Each party agrees to limit access to Confidential Information to employees and agents having a need to know and to protect Confidential Information to the same extent as it protects its own trade secrets.

23. Appointment of Sub-Distributors. SIGMA may assign, sublicense, delegate, or otherwise transfer the performance of the rights and obligations hereunder to qualified and reputable sub-distributors, provided, however, that: (i) SIGMA shall be liable to IVAX DIAGNOSTICS for the errors, negligent acts and omissions of-its sub-distributor's as if such errors, negligent acts and omissions were its own, including any breach of any provision of this Agreement by the sub-distributors; (ii) SIGMA shall have and retain full control of any sub-distributors utilized, and shall be responsible for the performance by any sub-distributor; and (iii) SIGMA shall not be relieved of the responsibility for the proper performance and completion of the sub-distributed portions of its obligations hereunder.

24. Successors. This agreement shall be binding upon the successors of IVAX DIAGNOSTICS and SIGMA, including successors who acquire the business assets of IVAX DIAGNOSTICS and SIGMA.

25. Resolution of Disputes. In the event of any controversy or claim arising under or in relation to this agreement, including any issue about payment of amounts due, the parties shall, in good faith, attempt to resolve the controversy or claim by negotiation. If the controversy or claim cannot be resolved within sixty (60) days, then it shall be settled exclusively by arbitration in accordance with the Arbitration Rules of the American Arbitration Association (AAA) and shall be held in Atlanta, GA. There shall be three arbitrators: one selected by the party who requests arbitration who shall notify the other party of the person selected at the time that notice of arbitration is sent; one selected by the other party within ten
     (10) days of receipt of notice of arbitration and one selected by the parties jointly within ten (10) calendar days thereafter or, failing their agreement, selected pursuant to the rules of the AAA. No arbitrator shall be related to, employed by, or have at any time a substantial ongoing business relationship with any party hereto or any of their respective affiliates. The losing party in the arbitration shall reimburse the prevailing party for all costs and expenses, including reasonable attorney fees, incurred in connection with the arbitration. The decision of the arbitrators shall be final and binding on the parties and judgement upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The provisions of this arbitration clause shall not be applied to the determination of questions affecting validity or scope of any trademarks or other intellectual property rights.

26. Notices. Any notice or other communication required or that shall be given pursuant to this Agreement shall be deemed sufficient if delivered personally, sent by facsimile, telegraph, or sent by certified, registered or express mail, postage prepaid to the address or facsimile number set forth below:

     To IVAX DIAGNOSTICS:                          WITH A COPY TO:
     IVAX DIAGNOSTICS, INC.                        IVAX CORPORATION
     4400 Biscayne Blvd.                           4400 Biscayne Blvd.
     Miami, FL 33127                               Miami, FL 33137
     Facsimile No: (305) 324-2395                  Facsimile No: (305)575-6049
     Attn: President                               Attn: General Counsel

     To SIGMA:
               Sigma Diagnostics
               545 South Ewing Avenue
               St. Louis, Missouri 63103
               Facsimile No: (314) 534-8461
               Attn: Vice President, Administration

     Either party may change the address to which notice to it to be given, as provided herein.

27. Entire Agreement. This Agreement and the exhibits referred to herein constitute the entire agreement between the parties and supersede all prior proposals, communications, representations and agreements, whether written or oral, with respect to the subject matter hereof. No change to the written terms of this Agreement shall be made except by written instrumentation executed by the parties hereto.

28. No Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of those provisions or of the right of that party thereafter to enforce those provisions.

29. Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction in which the Agreement is sought to be enforced, (a) such provision shall be deemed and amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of this Agreement shall remain in full force and effect.

30. Headings. The headings of this Agreement are included only for ease of reference and shall not affect the interpretation of this Agreement in any manner.

31. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

32. No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties to this Agreement, and no other party (including without limitation any creditor of any party to this Agreement) shall have any right or claim against any party to this Agreement by reason of those provisions or be entitled to enforce any of those provisions against any party to this Agreement.

33. Relationship of Parties. This Agreement shall not constitute or be construed as creating a partnership or joint venture between SIGMA and IVAX DIAGNOSTICS, and neither party shall be liable for any debts or obligations of the other party.

34. Limitation of Liability. Neither SIGMA nor IVAX DIAGNOSTICS nor any of their affiliates, employees, agents, officers or subcontractors shall have any liability for special, incidental, consequential or punitive damages or for economic loss as a result of any breach of this Agreement.

35. Performance by Affiliates. SIGMA acknowledges and agrees that IVAX DIAGNOSTICS may perform certain of its obligations hereunder through its affiliates.

36. THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duty authorized officers or authorized representatives

IVAX DIAGNOSTICS, INC.


By: /s/ GIORGIO D'URSO
    ---------------------------

Title: President
       ---------------------------

Date: 26 April 1999
      ---------------------------

SIGMA DIAGNOSTICS INC.


By: /s/ Robert Monaghan
   ---------------------------

Title: President
       ---------------------------

Date: 22 April 1999
      ---------------------------

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